UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

BioCryst Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23186	62-1413174
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

(Address of Principal Executive Offices)

(919) 859-1302

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of BioCryst Pharmaceuticals, Inc. (the “Company”) has determined that a smaller Board of Directors is appropriate at this time. Accordingly, two current Board members will be ending their service commensurate with the Company’s 2013 Annual Meeting to be held in May.

As a result, on February 6, 2013, John Higgins has determined that he will not stand for re-election to the Board at the 2013 Annual Meeting of the Company. John Higgins has been a member of the Board since May 2004. Mr. Higgins background in finance and capital markets has been beneficial to the Company over the years. Company management and the Board of Directors are very appreciative of his service and contributions to the stockholders of the Company.

Also, on February 6, 2013, Zola Horovitz, Ph.D., announced his retirement from the Board of Directors of BioCryst Pharmaceuticals, Inc. Dr. Horovitz, the current non-executive Chairman of the Board of Directors, has served on the Board since August 1994. Upon Dr. Horovitz’s resignation, George Abercrombie, who has served on the Board of Directors since October 2011, will serve as the non-executive Chairman. Dr. Horovitz has provided strong leadership and valuable insights to the Company drawing from over 30 years of experience in the pharmaceutical industry. Company management and the Board of Directors are very appreciative of his long-standing commitment to the Company and wish him well in his retirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2013	BioCryst Pharmaceuticals, Inc.

	By:	/s/ Alane Barnes
Alane Barnes
General Counsel, Corporate Secretary